COMPENSATION AGREEMENT

      COMPENSATION AGREEMENT dated as of the 31st day of January, 2004 by and between Pacific CMA, Inc., a Colorado corporation with an office at 300 Albany Street, New York, New York 10280 (the "COMPANY"), and Henrik M. Christensen with a business address at 300 Albany Street, New York, New York 10280 (the "EMPLOYEE").

                              W I T N E S S E T H :

      WHEREAS, Employee has been an employee of the Company since approximately November, 2002 and is currently the Executive Vice President and a Director of the Company;

      WHEREAS, the Company desires to provide to the Employee as partial compensation for his employment services to the Company over the next five years, One Hundred Thousand (100,000) shares (the "SHARES") of common stock of the Company (the "COMMON STOCK"); and

      WHEREAS, Employee desires to accept as partial compensation the 100,000 Shares for his employment by the Company on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

      1. Share Issuance.

            (a) Subject to shareholder approval, as partial compensation for his services to the Company, the Company shall issue to the Employee the 100,000 Shares.

            (b) The issuance of the 100,000 Shares from the Company to the Employee shall be accomplished pursuant to and simultaneously with the filing with the Securities and Exchange Commission (the "SEC"), of a Registration Statement on Form S-8 (the "REGISTRATION STATEMENT"), which Registration Statement shall include a "resale prospectus."

            (c) As a condition to the issuance of the 100,000 Shares, the Employee shall enter into the Subscription Agreement and Investment Letter dated the date hereof by and between the Company and the Employee in the form annexed hereto as Exhibit 1.

2.    Miscellaneous

            (a) Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth at the beginning of this Agreement with notice to the Company being sent to the attention of the individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person, address or telecopier number to which notice is to be sent.

            (b) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

            (c) Neither party hereto shall have the right to assign or transfer any of its or his rights hereunder.

            (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

            (e) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

            (f) No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        PACIFIC CMA, INC.


                                        By: /s/ Alfred Lam
                                           -------------------------------------
                                           Name:  Alfred Lam
                                           Title: Chairman

EMPLOYEE:


/s/ Henrik M. Christensen
-----------------------------------
Henrik M. Christensen


                                     - 3 -